Exhibit 5.2

March 9, 2018

Guidewire Software, Inc.

1001 E. Hillsdale Blvd., Suite 800

Foster City, California

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated March 7, 2018 and included as Exhibit 5.1 to the Registration Statement (File No. 333-223487) (the “Registration Statement”) filed on March 7, 2018 by Guidewire Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective under the Securities Act upon filing on March 7, 2018. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 9, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) of up to $400,000,000 aggregate principal amount of its 1.250% Convertible Senior Notes due 2025 (the “Notes”), including $40,000,000 principal amount of Notes that may be purchased by the underwriters pursuant to an option granted by the Company, and (ii) the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be issued upon conversion of the Notes (the “Conversion Shares” and, collectively with the Notes, the “Securities”) covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of March 8, 2018 (the “Underwriting Agreement”), between the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., on their own behalf and as representatives of the several underwriters named in Schedule I thereto, and (ii) an indenture, to be dated on or about March 13, 2018, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1, to be dated on or about March 13, 2018, by and between the Company and the Trustee, establishing the terms of the Notes, in a form consistent with that authorized by the Company (as supplemented, the “Indenture”).

Guidewire Software, Inc.

March 9, 2018

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The issuance of the Conversion Shares has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

The opinion expressed in numbered opinion paragraph 1 above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP